Exhibit 2.1

                         AGREEMENT FOR PURCHASE AND SALE

                                       OF

                                  REAL PROPERTY




                                 By and Between




                  PENNSYLVANIA BUSINESS CAMPUS DELAWARE, INC.,
                             a Delaware corporation,
                                   as Seller,

                                       and


                            NEOSE TECHNOLOGIES, INC.,
                             a Delaware corporation,
                                    as Buyer





                                 March 14, 1997



                              Property Located At:


                                 102 Witmer Road
                              Horsham, Pennsylvania


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                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----
ARTICLE 1.                 BASIC DEFINITIONS................................1
         Section 1.1  Closing Date..........................................1
         Section 1.2  Contract Period.......................................1
         Section 1.3  Inspection Period.....................................1
         Section 1.4  Intangible Property...................................1
         Section 1.5  Lease.................................................1
         Section 1.6  Personal Property.....................................2
         Section 1.7  Title Report..........................................2
         Section 1.8  Property..............................................2
         Section 1.9  Real Property.........................................2
         Section 1.10  Title Company........................................2

ARTICLE 2.                 PURCHASE AND SALE................................2
         Section 2.1  Purchase and Sale.....................................2
         Section 2.2  Purchase Price........................................2
         Section 2.3  Buyer's Review and Seller's Disclaimer................3
         Section 2.4  Condition of Title....................................5

ARTICLE 3.                 CONDITIONS PRECEDENT.............................6
         Section 3.1  Conditions............................................6
         Section 3.2  Failure or Waiver of Conditions Precedent.............7

ARTICLE 4.                 COVENANTS, WARRANTIES AND REPRESENTATIONS........8
         Section 4.1  Seller's Warranties and Representations...............8
         Section 4.2  Seller's Covenants....................................9
         Section 4.3  Buyer's Warranties and Representations................9
         Section 4.4  Limitations..........................................10

ARTICLE 5.                 ESCROW AND CLOSING..............................10
         Section 5.1  Escrow Arrangements..................................10
         Section 5.2  Title Company's Duties and Closing...................12
         Section 5.3  Closing Costs........................................13
         Section 5.4  Prorations...........................................13
         Section 5.5  Closing Date.........................................13
         Section 5.6  Insurance............................................14
         Section 5.7  Delivery of Original Documents.......................14
         Section 5.8  Filing of Reports....................................14


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ARTICLE 6.                 DEPOSIT.........................................14

ARTICLE 7.                 MISCELLANEOUS...................................15
         Section 7.1  Damage or Destruction................................15
         Section 7.2  Sales Brokerage Commissions and Finder's Fees........17
         Section 7.3  Leasing Commissions..................................18
         Section 7.4  Successors and Assigns...............................18
         Section 7.5  Notices..............................................18
         Section 7.6  Time.................................................19
         Section 7.7  Possession...........................................19
         Section 7.8  Incorporation by Reference...........................19
         Section 7.9  No Deductions or Off-Sets............................19
         Section 7.10  Attorneys' Fees.....................................19
         Section 7.11  Construction........................................20
         Section 7.12  No Merger...........................................20
         Section 7.13  Governing Law.......................................20
         Section 7.14  Claims Against Seller...............................20
         Section 7.15  Termination Without Breach..........................21
         Section 7.16  Counterparts........................................21
         Section 7.17  Entire Agreement....................................21
         Section 7.18  Limited Liability...................................22
         Section 7.19  Confidentiality.....................................22


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EXHIBITS (Omitted)

Exhibit A                  -        Title Report
Exhibit A-1                -        List of Exceptions
Exhibit B                  -        Legal Description
Exhibit C                  -        Form of Covenants and Restrictions
Exhibit D                  -        Form of Subordination Agreement
Exhibit E                  -        Disclosed Conditions
Exhibit F                  -        Buyer's Closing Certificate
Exhibit G                  -        Lease Termination Agreement
Exhibit H                  -        Form of Deed
Exhibit I                  -        Form of General Assignment
Exhibit J                  -        Form of Bill of Sale
Exhibit K                  -        Affidavit of Non-Foreign Status
Exhibit L                  -        Form of Affidavit

The Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit to the Securities and Exchange Commission upon request.


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


                         AGREEMENT FOR PURCHASE AND SALE

                                       OF

                                  REAL PROPERTY


         THIS AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY is made and entered into as of March 14, 1997, by and between PENNSYLVANIA BUSINESS CAMPUS DELAWARE, INC., a Delaware corporation ("Seller"), and NEOSE TECHNOLOGIES, INC., a Delaware corporation ("Buyer").


                                   ARTICLE 1.

                                BASIC DEFINITIONS

         Section 1.1 Closing Date. The term "Closing Date" shall mean the date upon which the escrow described in Article 5 closes, which date shall be no later than the date specified in Section 5.5 hereof.

         Section 1.2 Contract Period. The term "Contract Period" shall mean the period from the date of this Agreement through and including the Closing Date.

         Section 1.3 Inspection Period. The term "Inspection Period" shall mean the period commencing December 7, 1996, and ending February 7, 1997, at 5:00 p.m., Eastern Standard Time.

         Section 1.4 Intangible Property. The term "Intangible Property" shall mean Seller's rights and interests in the following: (i) any service contracts pertaining to the Real Property and set forth in Schedule 1 to Exhibit I attached hereto and made a part hereof, (ii) any governmental licenses, permits and approvals held by Seller relating to the occupancy or use of the Real Property, and (iii) any existing warranties held by Seller and given by third parties with respect to the Real Property.

         Section 1.5 Lease. The term "Lease" shall mean that certain Lease Agreement, dated January 9, 1992, by and between Seller, as "Landlord," and Buyer, as "Tenant," as such Lease has been subsequently amended by an undated First Amendment to Lease, a Second Amendment to Lease dated as of June 24, 1993, a Third Amendment of Lease, dated as of January 31, 1994, and a Fourth Amendment of Lease, dated as of April 20, 1994, respectively.


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         Section 1.6 Personal Property. The term "Personal Property" shall mean
Seller's interest, if any, in all furniture, fixtures, machinery, appliances, equipment and other personal property located on the Real Property and utilized in connection with the ownership and operation of the Real Property by Seller.

         Section 1.7 Title Report. The term "Title Report" shall mean that certain commitment for title insurance with respect to the Real Property dated as of December 1, 1996, issued by Title Company under its Order No. 96-7934-M, a copy of which is attached to this Agreement as Exhibit A.

         Section 1.8 Property. The term "Property" shall mean the Real Property, as more particularly described in Exhibit B attached to this Agreement, the Personal Property and the Intangible Property.

         Section 1.9 Real Property. The term "Real Property" shall mean that certain real property (including, without limitation, any and all improvements), with a mailing address of 102 Witmer Road, Horsham, Pennsylvania. The land component of the Real Property is described with precision in Exhibit B.

         Section 1.10 Title Company. The term "Title Company" shall mean Lawyers Title Insurance Corporation, c/o Keystone Agency, Inc., whose address for this transaction is as follows:

                           1500 Walnut Street, Suite 301
                           Philadelphia, Pennsylvania 19102
                           Escrow No.:  96-7934-M
                           Attn: Jerry Sokolow, President
                           Fax No.: (215) 545-5329
                           Phone No.: (215) 732-3764

                                   ARTICLE 2.

                                PURCHASE AND SALE

         Section 2.1 Purchase and Sale. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller upon all of the terms, covenants and conditions set forth in this Agreement.

         Section 2.2 Purchase Price. The purchase price for the Property (the "Purchase Price") shall be the sum of Three Million Seven Hundred Fifty-One Thousand Six Hundred and 00/100 Dollars ($3,751,600.00) payable as follows:


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                  (a) Payment of the Deposit in accordance with Article 6; and

                  (b) The balance of the Purchase Price shall be paid in cash through the escrow established pursuant to Section 5.1 on the Closing Date.

         Section 2.3  Buyer's Review and Seller's Disclaimer.

                  (a) Prior to the expiration of the Inspection Period, Buyer shall have the right, at its sole cost and expense, to review whatever documents and other materials relating to the Property that Buyer desires to review, and to conduct whatever inspections, studies, tests and investigations Buyer desires to conduct relating to the Property with respect to the environmental and legal condition of the Property. Such reviews, inspections, studies, tests and investigations are collectively referred to herein as the "Inspections". Prior to expiration of the Inspection Period, Buyer shall complete the Inspections and notify Seller in writing of its approval or disapproval of the Property. Failure to timely disapprove the Property in writing shall be deemed to be approval by Buyer and constitute Buyer's waiver of the condition set forth in Section 3.1(a)(i) below. Buyer shall indemnify, reimburse, protect and defend Seller and Seller's agents against and hold Seller and Seller's agents harmless from any and all loss, cost, claim, liability and expense (including reasonable attorneys' fees) arising out of activities of Buyer and Buyer's agents, employees and contractors in entering upon or inspecting the Property prior to the Closing Date, whether such loss, cost, claim, liability or expense arises on the Property or elsewhere on the property (of which the Property is a part) commonly referred to as the "Pennsylvania Business Campus" (the "PBC"). Buyer shall promptly reimburse Seller for the cost of repairing any damage to the Property or the PBC arising out of such activities of Buyer and Buyer's agents, employees and contractors. Buyer shall use due care in entering upon the Property and the PBC and in carrying out the Inspections, and Buyer shall perform all Inspections in a professional manner and at reasonable times so as to minimize any disruption of the Property and the PBC. Buyer shall obtain Seller's approval, which approval shall not be unreasonably withheld, no less than forty-eight (48) hours in advance of any Inspections, other than Inspections which Tenant has the right to conduct pursuant to the terms of the Lease. Seller shall have the right to have a representative present during any and all Inspections for which Buyer must obtain Seller's prior approval. Except as expressly set forth to the contrary herein, Seller makes no representations or warranties, express or implied, as to the accuracy or completeness of any information given by Seller or its employees or agents to Buyer. Buyer's obligations under this Section 2.3(a) shall survive the Closing Date or, if the transaction contemplated by this Agreement is not consummated, the termination of this Agreement.

                  (b) Buyer hereby acknowledges and agrees that the waiver or satisfaction of the conditions set forth in Section 3.1(a)(i) below shall constitute an

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acknowledgment that Buyer (a) has concluded whatever studies, tests, and investigations Buyer desires to conduct relating to the Property including, without limitation, economic reviews and analyses, soils tests, engineering analyses, environmental analyses and analysis of any applicable records of the planning, building, public works or any other governmental or quasi-governmental entity having or asserting jurisdiction over the Property; (b) has reviewed and read (or has elected not to do so) and has understood all instruments affecting the Property and/or its value which Buyer deems relevant, including, without limiting the generality of the foregoing, all documents referred to in the Title Report and all leases, operating statements, demographic studies and market analyses; (c) and its consultants have made all such independent studies, analyses and investigations as Buyer deems necessary, including, without limitation, those relating to environmental matters and the leasing, occupancy and income of the Property; and (d) is relying solely on its own investigations as to the Property and its value and is assuming the risk that adverse physical, economic or other conditions (including, without limitation, adverse environmental conditions (including, without limitation, soils and groundwater conditions) and status of compliance with the requirements of the Americans With Disabilities Act of 1990) may not have been revealed by such investigation. Buyer further acknowledges and agrees that waiver or satisfaction of such conditions shall constitute an acknowledgment that Seller has given Buyer every opportunity to consider, inspect and review to its satisfaction the physical, environmental, economic and legal condition of the Property and all files and information in Seller's possession which Buyer deems material to the purchase of the Property.

                  (c) Except as otherwise expressly provided in Section 4.1 below, Seller disclaims the making of any representations or warranties, express or implied, regarding the Property or its value or matters affecting the Property, including, without limitation, the physical condition of the Property, title to or the boundaries of the Real Property, pest control matters, soil condition, hazardous waste, toxic substance or other environmental matters, compliance with the Americans With Disabilities Act of 1990, or other building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns and all other information pertaining to the Property. Buyer, moreover, acknowledges (i) that Seller did not develop or construct the Real Property, (ii) that Buyer has entered into this Agreement with the intention of relying upon its own investigation of the physical, environmental, economic and legal condition of the Property and (iii) that Buyer is not relying upon any representations and warranties, other than those specifically set forth in Section 4.1 below, made by Seller or anyone acting or claiming to act on Seller's behalf concerning the Property or its value. Buyer further acknowledges that it has not received from Seller any accounting, tax, legal, architectural, engineering, property management or other advice with respect to this transaction and is relying solely upon the advice of its own accounting, tax, legal, architectural, engineering, property management and other advisors. Buyer agrees that,


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except as otherwise expressly provided in Section 4.1 below, the Property is to be sold to and accepted by Buyer in its "AS IS" condition and WITH ALL FAULTS on the Closing Date and assumes the risk that adverse physical, environmental, economic or legal conditions may not have been revealed by its investigation.

                  (d) Except with respect to any claims arising out of any breach of covenants, representations or warranties set forth in Sections 4.1 or
4.2 below, Buyer, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, partners, affiliates, successors and assigns from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of the physical, environmental, economic or legal condition of the Property. Notwithstanding the foregoing to the contrary, in the event the transaction contemplated hereunder fails to close, Buyer and Seller shall retain all rights and remedies which they may have as tenant and landlord, respectively, under the Lease. Buyer hereby specifically acknowledges that Buyer has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

                                    Buyer's Initials:  SN
                                                       --

         Section 2.4 Condition of Title. Fee simple title to the Property shall be conveyed to Buyer in good and marketable condition and insurable as such, as specified pursuant to the terms and provisions of this Agreement, at regular rates by the Title Company. All exceptions to title shown on Exhibit A-1 hereto are hereby deemed approved by Buyer, and any exceptions to title disclosed by the survey and not expressly disapproved by Buyer in writing prior to the expiration of the Inspection Period shall be deemed approved by Buyer, and Buyer agrees to purchase the Property subject to such exceptions. All such exceptions approved by Buyer shall be referred to as the "Exceptions." Seller shall not intentionally suffer, create or permit any further Exceptions during the Contract Period, other than those created or permitted by Buyer. Within five (5) days after any written notice from Title Company to Buyer and Buyer's counsel identifying the need to amend or add any exception to the Title Report, Buyer shall notify Seller of any objections Buyer may have to said amendment or addition; failure to disapprove such amendment or addition shall be deemed to be approval. Seller shall use reasonable efforts to remove as matters affecting title any disapproved exceptions prior to the Closing Date, but Seller shall not be required to institute any litigation or incur any cost in excess of $20,000 in the aggregate to do so; provided, however, that Seller shall be obligated to remove any such disapproved exceptions intentionally suffered, created or permitted by Seller, other than those created or permitted by Buyer (collectively, "Seller Exceptions"). If, prior to the Closing Date, Seller notifies Buyer that Seller will not, or will not be able to, remove any of the disapproved exceptions other than Seller Exceptions, then, within five (5) days


                                       -5-

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after the giving of such notice by Seller, or prior to the Closing Date, whichever is earlier, Buyer shall give Seller and Title Company written notice, either that Buyer (i) waives its prior disapproval of the disapproved exceptions and accepts such title as Seller is willing to convey (in which case such exceptions shall become Exceptions), or (ii) terminates this Agreement. Buyer acknowledges and agrees that in conjunction with the closing of this transaction, the parties shall execute and record that certain Declaration of Covenants and Restrictions in the form attached hereto as Exhibit C (the "Covenants and Restrictions"), which document contains certain covenants and restrictions more particularly described therein (collectively, the "Restrictions"). Buyer shall cause its lender, if any, to consent to the Covenants and Restrictions and to subordinate the lien of such lender's mortgage or deed of trust on the Property to the lien of the Covenants and Restrictions, which consent and subordination shall be in the form attached hereto as Exhibit D (the "Subordination Agreement"). Buyer further acknowledges and agrees that the Restrictions and the Subordination Agreement shall be deemed Exceptions, and that upon acquisition of the Property pursuant to this Agreement, Buyer, as the owner of the Real Property, shall comply with the Restrictions.


                                   ARTICLE 3.

                              CONDITIONS PRECEDENT

         Section 3.1  Conditions.

                  (a) Notwithstanding anything in this Agreement to the contrary, Buyer's obligation to purchase the Property shall be subject to and contingent upon the satisfaction or waiver by Buyer of the following conditions precedent:

                           (i) Buyer's inspection and approval, within the Inspection Period, of all environmental, legal and title matters relating to the Property, pursuant to Sections 2.3 and 2.4 above.

                           (ii) Notwithstanding anything to the contrary contained in this Agreement, the willingness of Title Company, or some other reputable title insurer of comparable size and reputation and with a rate schedule comparable to that of Title Company and approved by Buyer in Buyer's reasonable discretion (provided, however, that Buyer hereby approves Commonwealth Land Title Insurance Company), to issue its standard owner's form policy of title insurance ("Buyer's Title Policy"), insuring Buyer in the amount of the Purchase Price that title to the Real Property is vested of record in Buyer, in accordance with the terms and provisions of this Agreement, on the Closing Date, subject only to the printed


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         conditions and exceptions of such policy, the Exceptions and the lien(s) of any financing that Buyer may obtain.

                           (iii) Buyer's determination, on or before the Closing Date, that Buyer will be able to obtain financing reasonably acceptable to Buyer, in an amount not to exceed the Purchase Price, with respect to Buyer's purchase of the Property.

                  (b) Notwithstanding anything in this Agreement to the contrary, Seller's obligation to sell the Property shall be subject to and contingent upon the satisfaction or waiver by Seller of the following conditions precedent:

                           (i) The willingness of Title Company to issue the Buyer's Title Policy in accordance with the terms and provisions of this Agreement, except to the extent such unwillingness results from a Seller Exception.

                           (ii) Buyer's timely satisfaction or waiver of the conditions set forth in Section 3.1(a) above.

                           (iii) Prior to the expiration of the Inspection Period, the deposit in escrow of the Deposit in accordance with Article 6 below.

                           (iv) On or before the Closing Date, Buyer's delivery to Title Company of the items set forth in Section 5.1(a) below.

                           (v) The absence of any material breach of the Lease by Buyer during the period prior to the Closing Date.

         Section 3.2 Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in Section 3.1 are not fulfilled or waived by the party intended to be benefited thereby, this Agreement shall terminate. Either party may, at its election, at any time or times on or before the date (and, if indicated, the time) specified for the satisfaction of the condition, waive in writing the benefit of any of the conditions set forth in Section 3.1(a) and 3.1(b) above. Buyer's failure to notify Seller in writing of the failure of any of the conditions set forth in Section 3.1(a) on or before the date specified for satisfaction shall constitute a waiver of such condition. In any event, Buyer's consent to the close of escrow pursuant to this Agreement shall waive any remaining unfulfilled conditions.


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


                                   ARTICLE 4.

                    COVENANTS, WARRANTIES AND REPRESENTATIONS

         Section 4.1 Seller's Warranties and Representations. Seller hereby represents and warrants to Buyer as follows:

                  (a) Seller has full power and lawful authority to enter into and carry out the terms and provisions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, all actions of Seller necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on behalf of Seller have been taken, and this Agreement and all documents which are contemplated by this Agreement are or will be, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally, legal, valid and binding obligations of Seller, are or will be, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally, enforceable in accordance with their respective terms, and do not and will not on the Closing Date violate any provisions of any agreement to which Seller is subject;

                  (b) Guy Tcheau, Tia Miyamoto, Joseph S. Grubb, Jr., Mary Beth Pierson and T. Sanford Monaghan, the authorized agents of Seller, have no actual knowledge, as of the date hereof, except as specifically set forth in Exhibit E attached hereto and incorporated herein by reference, that:

                           (i) Seller has received any notice from any governmental authorities that eminent domain proceedings for the condemnation of the Real Property are pending;

                           (ii) Seller has received any written notice of any threatened, or any notice of any pending, litigation against Seller which would affect the Real Property. As used herein, the term "threatened" means an expression of intention to initiate a legal action or the announcement that a legal action may be commenced if a condition or request is not satisfied;

                           (iii) Seller has received any written notice from any governmental authority that the improvements located on the Real Property are presently in violation of any applicable building codes; or

                           (iv) Seller has received any written notice from any governmental authority, regulatory agency or other authority that Seller's use of the Real

         Property is presently in violation of any applicable zoning, land use or other law, order, directive, ordinance, rule or regulation affecting the Real Property.

                  (c) The Personal Property is owned by Seller free and clear of all liens, encumbrances, claims and demands; and

                  (d) No tenant, occupant or other person or corporation (other than Buyer) has any option or other right to purchase the Property or any part of the Property.

As used in this Section 4.1, "actual knowledge" shall not include implied, imputed or constructive knowledge, or a duty to inquire or investigate any facts or information with respect to the Property or the warranties of Seller contained herein. Notwithstanding any other provision hereof, the representations and warranties of Seller under this Agreement shall not extend to, and shall exclude, any information known to Buyer on or prior to the Closing Date and Seller shall have no liability with respect thereto.

         Section 4.2 Seller's Covenants. Seller hereby covenants and agrees that:

                  (a) During the Contract Period, Seller will not enter into any service contracts binding upon Buyer other than in the ordinary course of business and on terms consistent with then current market conditions without Buyer's prior approval, which approval shall not be unreasonably withheld and shall be deemed given if Buyer should fail to approve or disapprove any proposed contract in writing within five (5) working days following Seller's request for such action.

                  (b) Following the expiration of the Inspection Period, Seller will not enter into any leases for any portion of the Real Property without Buyer's prior written approval, which approval may be withheld in Buyer's sole discretion. The cost to landlord of any leasing commissions and/or tenant improvements payable in connection with the lease of any portion of the Real Property which becomes effective at any time during the Contract Period shall be prorated between Buyer and Seller, based on the initial term of the lease, as of the Closing Date. Buyer shall be responsible for all such costs for any leases commencing after the Closing Date.

                  (c) Seller shall not knowingly undertake any activities during the Contract Period that would violate any applicable laws, ordinances or regulations or the directives of any lawful public authority with respect to the physical condition of the Property or the improvements thereon.

                  (d) Seller shall not convey or encumber the Property or any interest therein during the Contract Period.


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         Section 4.3 Buyer's Warranties and Representations. Buyer hereby represents and warrants to Seller that (a) Buyer and any entity to which Buyer may assign this Agreement pursuant to Section 7.4 below have, and as of the Closing Date shall have, full power and lawful authority to enter into and carry out the terms and conditions of this Agreement and to execute and deliver all documents which are contemplated by this Agreement, (b) all actions necessary to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement to be executed on behalf of Buyer or its assignee have been taken, and (c) this Agreement and all documents which are contemplated by this Agreement are or will be, subject to bankruptcy, insolvency and similar laws affecting creditors' right generally, legal, valid and binding obligations of Buyer, are or will be, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally, enforceable in accordance with their respective terms, and do not and will not on the Closing Date violate any provisions of any agreement to which Buyer is subject.

         Section 4.4 Limitations. The parties agree that (a) Seller's warranties and representations contained in this Agreement and in any document (including any certificate) executed by Seller pursuant to this Agreement shall survive Buyer's purchase of the Property only for a period of nine (9) months after the Closing Date (the "Limitation Period"), and (b) Buyer shall provide actual written notice to Seller of any breach of such warranties or representations and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach cannot reasonably be cured within thirty (30) days, an additional reasonable time period, so long as such cure has been commenced within such thirty (30) days and diligently pursued, and so long as such breach is susceptible of cure. If Seller fails to cure such breach after actual written notice and within such cure period, Buyer's sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within the Limitation Period; provided, however, that if within the Limitation Period Buyer gives Seller written notice of such a breach and Seller commences to cure and thereafter terminates such cure effort, Buyer shall have an additional thirty (30) days from the date of such termination within which to commence an action at law for damages as a consequence of Seller's failure to cure. The Limitation Period referred to herein shall apply to known as well as unknown breaches of such warranties or representations.


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



                                   ARTICLE 5.

                               ESCROW AND CLOSING

         Section 5.1 Escrow Arrangements. The parties acknowledge and agree that an escrow for the purchase and sale contemplated by this Agreement has been opened with the Title Company. On or before the Closing Date, Seller and Buyer shall each deliver escrow instructions to the Title Company consistent with this
Article 5 and the parties shall deposit in escrow the funds and documents described below.

                  (a) Buyer shall deposit or cause to be deposited:

                           (i) the balance of the cash portion of the Purchase Price, plus sufficient cash to pay Buyer's share of all escrow costs, prorations and closing expenses as set forth in Sections 5.3 and 5.4 below;

                           (ii) two (2) counterparts of the Covenants and Restrictions, duly executed and acknowledged by Buyer;

                           (iii) the Subordination Agreement, duly executed and acknowledged by Buyer's lender;

                           (iv) two (2) counterparts of the General Assignment (as defined in subparagraph (b)(iii) below), duly executed by Buyer;

                           (v) a duly executed closing certificate in the form attached to this Agreement as Exhibit F (the "Closing Certificate"); and

                           (vi) two (2) counterparts of a Lease Termination Agreement terminating the Lease in the form set forth as Exhibit G hereto (the "Lease Termination Agreement"), duly executed by Buyer.

                  (b) Seller shall deposit:

                           (i) a duly executed and acknowledged special warranty deed in the form attached to this Agreement as Exhibit H (the "Deed");

                           (ii) two (2) counterparts of the Covenants and Restrictions, duly executed and acknowledged by Seller;


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

                           (iii) two (2) counterparts of an assignment of Seller's interest in the Intangible Property in the form attached to this Agreement as Exhibit I (the "General Assignment"), duly executed by Seller;

                           (iv) a duly executed bill of sale in the form attached to this Agreement as Exhibit J (the "Bill of Sale");

                           (v) a certificate from Seller certifying the information required by Section 1445 of the Internal Revenue Code and the regulations issued thereunder to establish, for the purposes of avoiding Buyer's tax withholding obligations, that Seller is not a "foreign person" as defined in Internal Revenue Code Section 1445(f)(3) in the form attached to this Agreement as Exhibit K (the "FIRPTA Certificate");

                           (vi) two (2) counterparts of the Lease Termination Agreement, duly executed by Seller;

                           (vii) an affidavit required by the Title Company in the form attached to this Agreement as Exhibit L (the "Affidavit"); and

                           (viii) if required by the municipality in which the Property is located, a zoning and/or building compliance certificate.

         Section 5.2 Title Company's Duties and Closing. Seller and Buyer shall instruct Title Company to close escrow on the Closing Date by:

                  (a) Recording all documents as may be necessary to clear title in accordance with the requirements of this Agreement;

                  (b) Recording the Deed, the Covenants and Restrictions and the Subordination Agreement, in that order, and instructing the Montgomery County Recorder not to affix the amount of any documentary or transfer taxes to the Deed but to attach a separate statement to the Deed;

                  (c) Paying all closing costs and making all prorations in accordance with Sections 5.3 and 5.4 of this Agreement and a closing statement of adjustments and prorations prepared by Title Company and approved by Buyer and Seller prior to the Closing Date (the "Closing Statement");

                  (d) Delivering to Buyer Buyer's Title Policy; Title Company's certified Closing Statement; a conformed copy of each of the Deed, the Covenants and Restrictions and the Subordination Agreement showing recording information, an original of each of the Bill of Sale, the General Assignment and the FIRPTA Certificate and copies of all other documents deposited into escrow;

                  (e) Delivering to Seller the Purchase Price, plus or minus closing adjustments and prorations, Title Company's certified Closing Statement, a conformed copy of each of the Deed, the Covenants and Restrictions and the Subordination Agreement showing recording information, an original of each of the General Assignment and the Closing Certificate, and copies of all other documents deposited into escrow; and

                  (f) recording or delivering to the appropriate parties documents evidencing the financing, if any, of Buyer's acquisition of the Property.

         Section 5.3 Closing Costs. All realty transfer taxes imposed on or in connection with this transaction and the escrow fee (if any) shall be shared equally by Seller and Buyer. Buyer shall pay (a) the cost of Buyer's Title Policy (including, without limitation, the cost of any and all endorsements and any related survey costs), and (b) all recording costs other than recording costs incurred in connection with the Covenants and Restrictions and the Subordination Agreement, the costs of which Seller shall pay. Each party shall pay its own attorneys' fees.

         Section 5.4  Prorations.

                  (a) Subject to Buyer's obligations therefor pursuant to the Lease, real property taxes and assessments, personal property taxes (if any), rent (whether prepaid or applicable to the current rental period), utilities and all other items of income and expense with respect to the Property shall be prorated between Seller and Buyer as of the Closing Date. Seller shall receive a credit in escrow for any refundable deposits and/or bonds held by any utility, governmental agency or service contractor with respect to the Property, but only to the extent that such deposits and/or bonds are assignable and are in fact assigned to Buyer. Buyer shall receive a credit in escrow in an amount equal to
(i) the security deposit held by Seller pursuant to Section 36 of the Lease (i.e., $11,648.84), and (ii) the balance of the escrow account established pursuant to Section 53 of the Lease (the "Escrowed Funds"), provided that the Escrowed Funds are released to Seller on or before the Closing Date. If either Buyer or Seller receives any revenues attributable to the period during which it is not the owner of the Property, said party shall promptly forward such amounts to the other party (if such revenues are only partially attributable to the period during which said party is not the owner of the Property, the amount paid to the other party shall be based upon proration as of the Closing Date as set forth above).

                  (b) Buyer and Seller shall cooperate to produce on or before the Closing Date a schedule of prorations which is as complete and accurate as reasonably possible. All prorations which can be reasonably estimated as of the Closing Date shall be made in escrow on the Closing Date. All other prorations and any adjustments to initial estimated prorations, shall be made by Buyer and Seller within thirty (30) days following the Closing Date or such later time as may be required, in the exercise of due diligence, to obtain the necessary information for proration. Any net credit due one party from the other as a result of such post-closing prorations and adjustments shall be paid to the other in cash immediately upon the parties' written agreement to a final schedule of post-closing adjustments and prorations.

         Section 5.5 Closing Date. The Closing Date shall occur on a date mutually agreed upon by Buyer and Seller, which shall be not later than March 24, 1997.

         Section 5.6 Insurance. Seller's existing liability and property insurance pertaining to the Property shall be canceled as of the Closing Date, and Seller shall receive any premium refund due thereon.

         Section 5.7 Delivery of Original Documents. Seller agrees to deliver to Buyer on or immediately following the Closing Date all unexpired original leases, unexpired service contracts, plans and specifications, plot plans, surveys and soils reports in Seller's possession pertaining solely to the Property.

         Section 5.8 Filing of Reports. Title Company shall be solely responsible for the timely filing of any reports or returns required pursuant to the provisions of Section 6045(e) of the Internal Revenue Code of 1986 (and any similar reports or returns required under any state or local laws) in connection with the closing of the transaction contemplated in this Agreement.


                                   ARTICLE 6.

                                     DEPOSIT

         Prior to the expiration of the Inspection Period, Buyer shall deposit in the escrow established with the Title Company for this transaction cash in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00). The Title Company shall invest all funds so deposited in an interest-bearing cash-management account reasonably acceptable to Buyer and Seller. The funds so deposited and all interest thereon are referred to collectively as the "Deposit." In the event that (a) the conditions precedent set forth in Section
3.1 above shall have been satisfied or waived, (b) Seller shall have performed fully or tendered performance of its obligations hereunder and (c) Buyer shall be unable or fail to consummate the purchase of the Property as contemplated by this Agreement, then the entire amount of the Deposit shall be retained by Seller.

         BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT SELLER'S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREE MENT BY BUYER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF THE DEPOSIT IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES SELLER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUM STANCES EXISTING ON THE DATE OF THIS AGREEMENT. IN ADDITION, BUYER DESIRES TO HAVE A LIMITATION PUT UPON ITS POTENTIAL LIA BILITY TO SELLER IN THE EVENT THAT THIS TRANSACTION SHALL SO FAIL TO CLOSE. BUYER AND SELLER AGREE THAT SELLER'S RIGHT TO RETAIN THE DEPOSIT SHALL BE THE SOLE REMEDY OF SELLER AT LAW IN THE EVENT BUYER SHALL BE UNABLE OR FAIL TO CONSUMMATE THE PUR CHASE OF THE PROPERTY AS CONTEMPLATED BY THIS AGREEMENT. SUCH RETENTION OF THE DEPOSIT IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT INSTEAD, IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER. IN THE EVENT OF SUCH A BREACH OF THIS AGREE MENT BY BUYER, SELLER SHALL HAVE THE RIGHT TO TERMINATE THIS AGREEMENT FORTHWITH AND WITHOUT FURTHER OBLIGATIONS TO BUYER AND TO OBTAIN IMMEDIATE DISBURSEMENT OF AND TO RETAIN THE DEPOSIT THEN HELD BY THE TITLE COMPANY. NOTHING IN THIS ARTICLE 6 SHALL LIMIT OR OTHERWISE AFFECT BUYER'S LIABILITY FOR ANY BREACH OF THIS AGREEMENT BY BUYER OTHER THAN THE INABILITY OR FAILURE BY BUYER TO CONSUMMATE THE PURCHASE OF THE PROPERTY AS CONTEMPLATED BY THIS AGREEMENT.

                             ACCEPTED AND AGREED TO:

          /s/ Guy Tcheau                            /s/ P. Sherrill Neff
          -------------------------                 ------------------------
          Seller                                    Buyer

In the event that this transaction is consummated as contemplated by this Agreement, then the entire amount of the Deposit shall be credited against the Purchase Price. In the event that this transaction is not consummated as contemplated by this Agreement, for any reason other than Buyer's inability or failure to consummate the purchase of the Property as set forth herein, the entire amount of the Deposit shall be returned immediately to Buyer.

                                   ARTICLE 7.

                                  MISCELLANEOUS

         Section 7.1  Damage or Destruction.

                  (a) Subject to the provisions of subsection (b) below, Buyer shall be bound to purchase the Property for the Purchase Price as required by the terms of this Agreement without regard to the occurrence during the Contract Period of any damage to or destruction of the Property ("Contract Period Damage"). Buyer shall receive a credit in escrow in the amount of any insurance proceeds (net of reasonable costs incurred in securing such proceeds) collected by Seller prior to the Closing Date as a result of any Contract Period Damage and not expended by Seller on repair, replacement or restoration of the Property pursuant to subsection (c) below, and Seller shall assign to Buyer all rights to such insurance proceeds as shall not have been collected by Seller prior to the Closing Date. Seller shall regularly notify Buyer during the Contract Period regarding the status of discussions Seller may have with its insurer with respect to the amount of insurance proceeds to be received in connection with any Contract Period Damage.

                  (b) Notwithstanding the foregoing, if the cost of repair, replacement or restoration of the Property attributable to any Contract Period Damage exceeds twenty percent (20%) of the Purchase Price, Buyer may elect to terminate this Agreement by written notice to Seller given not more than ten
(10) days following the event of damage or destruction and not later than one day prior to the Closing Date; provided, however, that if the event of damage or destruction occurs within the ten (10) day period immediately preceding the Closing Date, the Closing Date shall be extended to that date which is eleven
(11) days from the date of the damage or destruction. Upon termination of this Agreement pursuant to this subsection, Seller and Buyer shall instruct the Title Company to return the Deposit to Buyer. In the event Buyer does not timely elect to terminate this Agreement pursuant to this subsection, the provisions of subsection (a) above shall be applicable.

                  (c) Upon the occurrence of any Contract Period Damage, Seller may, but shall not be obligated to, use any insurance proceeds collected with respect to such Contract Period Damage to repair, replace or restore the Property to the extent reasonably feasible prior to the Closing Date. Seller's election to commence the repair, replacement or restoration of the Property prior to the Closing Date shall in no way imply that Seller has made any representation or warranty with respect to any work performed in connection with such repair, replacement or restoration ("Seller's Repairs"). The plans, materials, choice of contractor and all other material aspects of the performance of Seller's Repairs shall be subject to Buyer's review and approval (which shall not be unreasonably withheld) and to the general disclaimer set forth in Section 2.3 above. In the event that Buyer does not approve any aspect of Seller's Repairs in writing within five (5) days following Seller's request for such approval, Seller may, at its option, terminate this Agreement by written notice delivered to Buyer on or before the Closing Date.

                  (d) Notwithstanding anything in this Agreement to the contrary, the insurance proceeds to be credited or assigned to Buyer pursuant to this Section 7.1 shall exclude business interruption or rental loss insurance proceeds, if any, allocable to the period through the Closing Date, which proceeds shall be retained by Seller.

                  (e) In the event of any conflict between the terms of this
Section 7.1 and the terms of the Lease relating to the same subject matter, the terms of this Section 7.1 shall prevail.

                  (f) If condemnation proceedings that affect the Property ("Condemnation Proceedings") are commenced against the Property during the Contract Period, Seller shall promptly give written notice thereof to Buyer, and, provided that such Condemnation Proceedings adversely affect the operation of the Property, Buyer may elect to terminate this Agreement by written notice to Seller given not more than ten (10) days following receipt of Seller's notice and not later than one (1) day prior to the Closing Date; provided, however, that if Seller's notice of the Condemnation Proceedings is given within the ten
(10) day period immediately preceding the Closing Date, the Closing Date shall be extended to that date which is eleven (11) days from the date of Seller's notice. Upon termination of this Agreement pursuant to this subsection, Seller and Buyer shall instruct the Title Company to return the Deposit to Buyer. In the event Buyer does not timely elect to terminate this Agreement pursuant to this subsection, Buyer shall be bound to purchase the Property for the Purchase Price as required by the terms of this Agreement without regard to the occurrence during the Contract Period of any Condemnation Proceedings. Buyer shall receive a credit in escrow in the amount of any condemnation award (net of reasonable costs incurred in securing such award) collected and retained by Seller prior to the Closing Date as a result of any such Condemnation Proceeding, and Seller shall assign to Buyer all rights to such condemnation award as shall not have been collected by Seller prior to the Closing Date. Seller shall regularly notify Buyer during the Contract Period regarding the status of discussions Seller may have with the condemning authority with respect to the amount of the award to be received in connection with any Condemnation Proceeding.

         Section 7.2 Sales Brokerage Commissions and Finder's Fees. Each party to this Agreement warrants to the other that, except for the commission mentioned below, no person or entity can properly claim a right to a real estate commission, real estate finder's fee, real estate acquisition fee or other real estate brokerage-type compensation

(collectively, "Real Estate Compensation") based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including but not limited to attorneys' fees and returned commissions) resulting from any claim for Real Estate Compensation by any person or entity based upon such acts or from payment of Real Estate Compensation to any person by Buyer or by any entity affiliated with Buyer, or by Seller or by any entity affiliated with Seller. Buyer and Seller acknowledge that Seller shall pay Real Estate Compensation in an amount equal to five percent (5%) of the Purchase Price to CB Commercial Real Estate Group, Inc. ("Broker") pursuant to an agreement entered into, or to be entered into, by Seller, Broker and Tower Realty Management Corporation and acknowledged by Buyer, but only to the extent such Real Estate Compensation is ultimately due Broker under such agreement. The obligations under this Section
7.2 shall survive the Closing Date.

         Section 7.3 Leasing Commissions. Seller shall indemnify, protect, defend and hold Buyer harmless from and against any leasing commissions payable in connection with the current terms of the leases (if any) currently encumbering the Property (specifically excluding therefrom any commission for option periods, renewal periods, extension periods or waivers of termination rights or as otherwise provided in Section 4.2(b) above). Buyer shall indemnify and hold Seller harmless from and against any leasing commissions relating to the Property subsequent to the Closing Date.

         Section 7.4 Successors and Assigns. Buyer shall not assign any of Buyer's rights or duties hereunder without the prior written consent of Seller, which consent Seller may grant or withhold in Seller's sole and absolute discretion. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their successors and assigns.

         Section 7.5 Notices. All written notices required to be given pursuant to the terms hereof shall be either (i) personally delivered, (ii) deposited in the United States mail, registered or certified return receipt requested, postage prepaid, (iii) sent by Federal Express or similar nationally recognized overnight courier service, or (iv) transmitted by facsimile with a hard copy sent within one (1) business day by any of the foregoing means, and addressed as follows:

         To Seller:             c/o GSIC Realty Corporation
                                255 Shoreline Drive, Suite 600
                                Redwood City, California 94065
                                Attn: P.B.C. Investment Manager
                                Fax No: (415) 802-1212
                                Phone No: (415) 593-3100

         with a copy to:        Tower Realty Management Corporation
                                120 Gibraltar Road, Suite 210
                                Horsham, Pennsylvania 19044
                                Fax No: (215) 441-0573
                                Phone No: (215) 441-4570

         with a copy to:        Sheppard, Mullin, Richter & Hampton
                                Four Embarcadero Center, 17th Floor
                                San Francisco, California  94111
                                Attn: Robert A. Thompson, Esq.
                                Fax No: (415) 434-3947
                                Phone No: (415) 434-9100

         To Buyer:              Neose Technologies, Inc.
                                102 Witmer Road
                                Horsham, Pennsylvania 19044
                                Attn: Mr. P. Sherrill Neff
                                Fax No: (215) 441-5896
                                Phone No: (215) 441-5890

         with a copy to:        Ballard Spahr Andrews & Ingersoll
                                1735 Market Street, 51st Floor
                                Philadelphia, Pennsylvania 19103
                                Attn: Lynn R. Axelroth, Esq.
                                Fax No: (215) 864-8999
                                Phone No: (215) 864-8707

The foregoing addresses may be changed from time to time by written notice. Notices shall be deemed received upon the earlier of actual receipt or delivery (or refusal to accept delivery) or three (3) working days following sending as provided above.

         Section 7.6 Time. Time is of the essence of every provision contained in this Agreement.

         Section 7.7 Possession. Possession of the Property and all keys shall be delivered to Buyer on the Closing Date.

         Section 7.8 Incorporation by Reference. All of the exhibits attached to this Agreement or referred to herein and all documents in the nature of such exhibits, when executed, are by this reference incorporated in and made a part of this Agreement.

         Section 7.9 No Deductions or Off-Sets. Except with respect to closing costs and prorations as set forth above, Buyer acknowledges that the Purchase Price to be paid for the Property pursuant to this Agreement is a net amount and shall not be subject to any off-sets or deductions.

         Section 7.10 Attorneys' Fees. In the event any dispute between Buyer and Seller should result in litigation or arbitration, the prevailing party (or, in the case of a voluntary dismissal or similar proceeding, the party that does not initiate the dismissal or proceed ing) shall be reimbursed for all reasonable costs and attorneys' fees incurred in connection with such litigation or arbitration, including, without limitation, reasonable costs and attorneys' fees incurred in collecting the judgment(s) or arbitration award(s) resulting from such litigation or arbitration.

         Section 7.11 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construc tion to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         Section 7.12 No Merger. The provisions of this Agreement shall not merge with the delivery of the Deed but shall, except as otherwise provided in this Agreement, survive the close of escrow.

         Section 7.13 Governing Law. This Agreement shall be construed and interpreted in accordance with and shall be governed and enforced in all respects according to the laws of the Commonwealth of Pennsylvania.

         Section 7.14  Claims Against Seller.

                  (a) If Seller shall be unable or fail to convey the Property as herein provided, such refusal or failure shall constitute a default of Seller under this Agreement only if (i) the conditions precedent set forth in Section
3.1 above shall have been satisfied or waived, and (ii) Buyer shall have performed fully or tendered performance of its obligations hereunder. In the event of such a default, Buyer's sole remedy therefor shall be the termination of this Agreement, the return of the Deposit, and the payment by Seller to Buyer of liquidated damages in the amount of Two Hundred Thousand and 00/100 Dollars ($200,000.00) ("Buyer's Damages"); provided that Seller shall have no obligation to pay such sum (and Buyer's Damages will be $0.00) unless Buyer executes and delivers to Seller within two (2) business days of request therefor a document in recordable form and reasonably acceptable to Seller releasing any interest Buyer may have in the Property under this Agreement.

         BUYER AND SELLER HEREBY ACKNOWLEDGE AND AGREE THAT BUYER'S DAMAGES IN THE EVENT OF SUCH A BREACH OF THIS AGREEMENT BY SELLER WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE, THAT THE AMOUNT OF BUYER'S DAMAGES IS THE PARTIES' BEST AND MOST ACCURATE ESTIMATE OF THE DAMAGES BUYER WOULD SUFFER IN THE EVENT THE TRANSACTION PROVIDED FOR IN THIS AGREEMENT FAILS TO CLOSE, AND THAT SUCH ESTIMATE IS REASONABLE UNDER THE CIRCUMSTANCES EXISTING ON THE DATE OF THIS AGREEMENT. IN ADDITION, SELLER DESIRES TO HAVE A LIMITATION PUT UPON ITS POTENTIAL LIABILITY TO BUYER IN THE EVENT THAT THIS TRANSACTION SHALL SO FAIL TO CLOSE. BUYER AND SELLER AGREE THAT BUYER'S RIGHT TO RETAIN BUYER'S DAMAGES SHALL BE THE SOLE REMEDY OF BUYER IN THE EVENT SELLER SHALL BE UNABLE OR FAIL TO CONSUMMATE THE SALE OF THE PROPERTY AS CONTEMPLATED BY THIS AGREEMENT. SUCH PAYMENT OF BUYER'S DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT INSTEAD, IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER.

                             ACCEPTED AND AGREED TO:

          /s/ Guy Tcheau                            /s/ P. Sherrill Neff
          -------------------------                 ------------------------
          Seller                                    Buyer

                  (b) Buyer specifically waives any right to seek specific performance of Seller's obligations under this Agreement and acknowledges that its only remedy in the event of a breach of this Agreement by Seller shall be the right (as limited by this Section 7.14) to seek money damages at law.

                  (c) With respect to any claim brought by Buyer against Seller for default under this Agreement other than inability or failure to convey the Property as herein provided, any liability of Seller shall be limited to Two Hundred Thousand and 00/100 Dollars ($200,000.00)].

         Section 7.15 Termination Without Breach. In the event either party desires to exercise any right expressly provided in this Agreement to terminate this Agreement, such party shall give written notice to the other party of such termination with reference to the Section of this Agreement expressly providing such right to terminate. Immediately thereafter, (a) all documents deposited into escrow shall be returned to the party which deposited them, (b) all documents delivered by Seller to Buyer relating to the Property shall be returned, (c) to the extent not subject to customary restrictions on dissemination to third parties, copies of all reports, studies, analyses and tests prepared by or for Buyer relating to the Property shall immediately be delivered to Seller, and (d) except in the event of a default by either party hereunder, (i) all monies deposited in escrow shall be returned to the party which deposited them, and (ii) after all of the actions described in this
Section 7.15 have taken place, each party will then be released from its obligations hereunder; provided, however, that nothing herein shall limit the terms and conditions set forth in Sections 2.3(a) and 7.2 hereof.

         Section 7.16 Counterparts. This Agreement may be executed in one or more counterparts. All counterparts so executed shall constitute one contract, binding on all parties, even though all parties are not signatory to the same counterpart.

         Section 7.17 Entire Agreement. This Agreement and the attached exhibits, which are by this reference incorporated herein, and all documents in the nature of such exhibits, when executed, contain the entire understanding of the parties and supersede any and all other written or oral understanding, including, without limitation, any letter of intent entered into by the parties.

         Section 7.18 Limited Liability. Neither the shareholders nor the officers, employees or agents of Seller shall be liable under this Agreement and Buyer shall look solely to the assets of Seller for the payment of any claim or the performance of any obligation of Seller. Neither the shareholders nor the officers, employees or agents of Buyer shall be liable under this Agreement and Seller shall look solely to the assets of Buyer for the payment of any claim or the performance of any obligation of Buyer.

         Section 7.19 Confidentiality. Buyer agrees on its own behalf and on behalf of its agents, employees and contractors to hold in confidence (a) the terms of the proposed sale of the Property, and (b) other than information made available to the public generally or upon inquiry or to a significant number of third parties (other than by Buyer, its agents, employees, consultants or contractors), information obtained by Buyer relating to the Property, the PBC, Seller or any affiliate of Seller. The information described in clauses (a) and
(b) of the immediately preceding sentence is collectively referred to herein as the "Information". Buyer further agrees on its own behalf and on behalf of its agents, employees and contractors not to disclose any Information to any person or entity without

Seller's prior written consent, which consent may be withheld in Seller's sole discretion, except (i) a person or entity with a right to the Information pursuant to statutory or common law (including, without limitation, any disclosures required in connection with Buyer's obligations as a public company), (ii) Buyer's consultants and attorneys on a need-to-know basis, and
(iii) to the extent required by court order. Buyer shall take all necessary or desirable steps reasonable to ensure that its agents, employees and contractors comply with the terms of this Section 7.19. Buyer shall use the Information solely for the purpose of determining whether or not to purchase the Property.

                  IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the day and year first written above.

SELLER:                                     BUYER:
-------                                     ------

PENNSYLVANIA BUSINESS CAMPUS                NEOSE TECHNOLOGIES, INC.,
DELAWARE, INC., a Delaware                  a Delaware corporation
corporation


By: /s/ Guy Tcheau                           By: /s/ P. Sherrill Neff
    -------------------------------              -------------------------------

   Its: Vice President                         Its: President and CFO
        ---------------------------                 ----------------------------



By: /s/ Michael Carp                         By:
    -------------------------------             --------------------------------


   Its: Treasurer                              Its:
        ----------------------------                 ---------------------------